Exhibit 99.2

T2 Biosystems 3Q

November 4, 2020

Philip Taylor

Thank you operator. I would like to remind everyone that comments made by management today and answers to questions will include forward-looking statements. Those include statements related to T2 Biosystems’ future financial and operating results and plans for developing and marketing new products.

Forward-looking statements are based on estimates and assumptions as of today and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by these statements, including the risks and uncertainties described in T2 Biosystems’ annual report on Form 10-K filed with the SEC March 16, 2020, and other filings the company makes with the SEC from time to time. The company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by law. With that, I would like to turn the call over to President and CEO, John Sperzel. John?

John Sperzel

Thank you for joining our third quarter 2020 earnings conference call. Before we begin, I want to acknowledge the ongoing pandemic and express my gratitude to our healthcare workers. I also want to thank our team at T2 Biosystems for developing novel diagnostic products that enable those frontline workers to optimize patient care and improve patient outcomes.

On today’s call, I will start with a review of our performance during the third quarter, including significant revenue growth, and then discuss the progress made toward each of our three corporate priorities. John Sprague will discuss the detailed third quarter financial results, I will make some closing remarks, and then we will open the call for questions and answers.

T2 Biosystems 3Q

November 4, 2020

The T2 Biosystems team generated total revenue of $5.2 million in the third quarter of 2020, an increase of 213% compared to the prior year period, and realized the highest quarterly revenue in Company history. Product revenue during the third quarter was $3.8 million, an increase of 219% compared to the prior year period. While our revenue growth was bolstered by the launch of our new COVID-19 diagnostic test, the T2SARS-CoV-2 Panel, I am pleased to report that sales of our novel sepsis panels, T2Bacteria and T2Candida, increased by 70% and 38% respectively, compared to the prior year period, further demonstrating the significant correlation between COVID-19 and sepsis.

The pandemic has served as a catalyst for T2 Biosystems to increase our installed base of instruments in U.S. hospitals. Diagnostic testing has taken center stage during the past year, and it is clear that rapid and accurate diagnostic tests are needed to optimize patient care. During the third quarter, we sold a record 32 T2Dx Instruments, an increase of 167% compared to the prior year period, including 28 instruments sold in the United States. We believe this larger installed base of T2Dx Instruments, initially running T2SARS-CoV-2 Panels, provides an opportunity to accelerate the adoption of our sepsis panels, T2Bacteria and T2Candida.

Regarding our outlook for the remainder of the year, we are increasing the low end of our full year 2020 revenue guidance. We now expect full year 2020 total revenues of $19 million to $20 million, including product revenues of $13 million to $14 million, and research and contribution revenues of $6 million. We expect to sell at least 60 T2Dx Instruments in the United States during 2020.

The current pandemic has created the potential to accelerate the adoption of our technology while staying true to our mission: to fundamentally change the way medicine is practiced through transformative diagnostics that improve the lives of patients around the world. To be very clear, our mission remains focused on sepsis – which, even before the pandemic, caused the death of nearly 270,000 people in the United States each year and 11 million people globally. A recent study conducted by researchers from the U.S. Department of Health and Human Services estimates that the cost of care for sepsis patients in hospitals and skilled nursing facilities in 2019 was more than $62 billion, a marked increase from previous estimates.

T2 Biosystems 3Q

November 4, 2020

As we have mentioned before, the identification and treatment of sepsis is a race against time, as each hour of delayed targeted therapy can increase mortality rates by up to 8%. T2 Biosystems is the only company with FDA-cleared products able to identify sepsis-causing pathogens directly from whole blood, in three to five hours, without the need to wait days for a positive blood culture. Our novel sepsis products and potentially life-saving technology – including the T2Dx Instrument, as well as the T2Bacteria, T2Candida, and T2Resistance Panels – aid clinicians in identifying sepsis-causing pathogens, potentially achieving faster targeted therapy, reducing the use of unnecessary broad-spectrum antibiotics, and helping to prevent and combat growth in antimicrobial resistance.

To build upon our traction in the third quarter, and position the business for long-term success, we remain focused on the three corporate priorities we set at the beginning of the year: accelerating our sales, improving our operations, and advancing our pipeline. I’m pleased to provide details on our progress within each area through the first nine months of 2020.

Let’s start by addressing our first priority – accelerating our sales, by prioritizing adoption and increased test utilization.

At the beginning of 2020, we shifted our commercial strategy to focus our resources on the U.S. hospital market. At the same time, we set an ambitious target to double the annual sepsis test utilization among our U.S. installed base of T2Dx Instruments, from $50,000 to $100,000. Consistent with our objectives, the overwhelming majority of our third quarter product sales came from the U.S. market, and we continue to pursue our target of increasing sepsis test utilization.

The adoption of our T2Dx Instruments by U.S. hospitals during the third quarter was remarkable. We sold 28 T2Dx Instruments during the third quarter, increasing our U.S. installed base to 69 T2Dx Instruments. Fueled by the launch of our T2SARS-CoV-2 Panel, we achieved an astounding 383% increase in U.S. product sales revenue during the third quarter, compared to the prior year period.

T2 Biosystems 3Q

November 4, 2020

On August 31, 2020, we announced the U.S. Food and Drug Administration Emergency Use Authorization of our COVID-19 molecular diagnostic test, the T2SARS-CoV-2 Panel. This new test is having a significantly positive impact on our business, providing a catalyst for increased sales of T2Dx Instruments in the United States, which are being pre-positioned for the potential future adoption of our existing sepsis products.

This increased demand has allowed us to shift our U.S. commercial model from the previous reagent rental model in which we placed T2Dx Instruments at customer sites, to an instrument purchase model in which we sell instruments to customers, along with service contracts, and obtain large upfront purchase orders with contracted minimum volume commitments, and standing orders for T2SARS-CoV-2 Panels. In fact, each of the twenty-eight instruments we shipped to U.S. hospitals during the third quarter was sold in the form of a capital sale. I am thrilled to inform you that we also executed two multi-state, multi-hospital IDN agreements during the third quarter, providing numerous hospitals within those networks direct access to our potentially life-saving technology.

To drive additional T2Dx Instrument sales, we have begun to increase the size of our U.S. sales team during the fourth quarter, and continue to remain mission-focused on targeting U.S. hospitals. To support the significant increase in our T2Dx Instrument installed base, we are also increasing the number of direct service resources to support customer installation and implementation. The process of instrument delivery, set-up, validation, implementation, and migration to routine testing was accelerated to less than one month, from a historical average of nine months.

We are experiencing unprecedented demand from U.S. hospitals for our T2Dx Instrument and T2SARS-CoV-2 Panel following its recent commercial launch. To put the COVID-19 testing opportunity for T2 Biosystems into perspective, annual utilization for a single T2Dx

T2 Biosystems 3Q

November 4, 2020

Instrument running T2SARS-CoV-2 Panels can approximate $600,000 annually. As hospitals look to purchase and implement our technology, a key consideration on our part is that their decision to acquire a T2Dx Instrument is not solely focused on COVID-19, but that they also see value in our platform’s ability to address another hospital challenge, the ability to manage and improve patient care as it relates to sepsis. Recent data has demonstrated that one in five hospitalized patients that are positive for SARS-CoV-2 are also positive for additional co-infections, many of which are superinfections and all of which may lead to sepsis, further strengthening the value that we can bring to these U.S. hospital customers.

U.S. hospitals are also experiencing unprecedented demand for COVID-19 molecular diagnostic tests, and because many diagnostic test manufacturers are unable to supply sufficient quantities of tests, many hospitals are acquiring multiple testing platforms in an effort to meet growing testing demand. We believe our ability to guarantee our contracted customers the supply and delivery of both T2Dx Instruments and their specific required quantities of our T2SARS-CoV-2 Panel is a significant competitive advantage.

In thinking about the durability of the COVID-19 testing landscape, we understand that a vaccine is likely to be approved in the near future. We also understand that vaccines may face obstacles and headwinds, like efficacy, limited availability, and consumer resistance. As such, we believe the U.S. hospital demand for COVID-19 molecular diagnostic tests will remain strong through at least 2021.

It is important to remember that our objective during this COVID-19 pandemic is to significantly increase the U.S. installed base of T2Dx Instruments to meet the demand for high-quality COVID-19 molecular diagnostic tests, and to leverage this larger installed base of instruments to expand the use of our potentially life-saving sepsis products well into the future.

T2 Biosystems 3Q

November 4, 2020

On September 4, 2020, we announced that the U.S. Centers for Medicare and Medicaid Services extended the New Technology Add-on Payment, or NTAP, for our T2Bacteria Panel for an additional year, through fiscal year 2021. With this extension, U.S. hospitals treating Medicare inpatients with sepsis can continue to receive an additional reimbursement of up to $97.50 for the T2Bacteria Panel for eligible patients. We believe this reimbursement decision will potentially be a catalyst for the adoption of our T2Bacteria Panel in the upcoming year.

Moving to our second priority – improving our operations, by prioritizing cost of goods and expense reductions.

During the first half of 2020, we made significant progress in reducing our cost structure. We reduced headcount by 20%, consolidated our facilities and reduced our real estate footprint by 22%, and aligned investments with our corporate priorities. We implemented a number of initiatives to reduce the manufacturing cost of our products, primarily focused on our sepsis test panels. We are now beginning to see the benefit of these improvements in our financials — in the form of reduced SG&A expenses and reduced cost of product revenue, compared to prior year periods. In addition, the increased sales volume associated with the new T2SARS-CoV-2 Panel is improving overhead absorption, and allowing us to leverage our supply chain and implement additional improvements.

During the third quarter, we rapidly increased production output of our T2Dx Instruments and our test panels to meet the demand from U.S. hospitals. Our goal is to deliver at least sixty T2Dx Instruments in the U.S. in the second half of 2020, which represents a greater than seven-fold increase over the prior year period. In addition, during the third quarter of 2020, we manufactured approximately 70,000 tests, also a greater than seven-fold increase over the prior year period. We plan to further increase our test manufacturing capacity to approximately 300,000 tests per quarter by early 2021. To support these expansion plans, we are hiring manufacturing, quality control, and quality assurance personnel, and taking all necessary measures to secure our supply chain.

As a reminder, each T2Dx Instrument has the capacity to consume up to sixty T2SARS-CoV-2 Panels per day, depending on workflow. That, coupled with our customer standing order process, enables us to accurately calculate and forecast the test demand based on our instrument installed base, and plan manufacturing schedules accordingly.

T2 Biosystems 3Q

November 4, 2020

Moving to our third priority – advancing our pipeline, by prioritizing programs under the milestone-based product development contract awarded by the U.S. government, or BARDA, in 2019.

The BARDA contract contains a base phase and six options, totaling funding of up to $69 million, to develop a biothreat panel, next generation instrument, and expanded sepsis panel. We recently completed all milestones in the base phase of the contract, on schedule and on budget. The progress by our development team led to BARDA’s decision to exercise option one of the contract, valued at $10.5 million, which we announced on September 30, 2020. As a reminder, the contract terms require that T2 Biosystems incur expenses and submit them to BARDA each month for reimbursement.

We view BARDA’s decision to exercise option one as a positive development, reinforcing our shared objective to improve the diagnosis and management of bloodstream infections, and we believe the new products will be highly differentiated and highly disruptive. We remain on schedule to develop a biothreat panel, as well as a next generation instrument and expanded sepsis panel.

We believe the next generation instrument and expanded sepsis panel will be a major leap forward for direct-from-blood diagnostic testing. It is designed to potentially cover up to 99% of all bloodborne infections and detect more than 250 species, including pan-Gram positive and pan-Gram negative results, in addition to all bloodborne antibiotic-resistant threats identified by the U.S. Centers for Disease Control and Prevention.

This pandemic has highlighted the need to address society’s vulnerability to emerging pathogens, and raised awareness of the impact that growing antimicrobial resistance may have on our ability to fight future pandemics. We believe our current and future products can play an important role in addressing these global threats.

T2 Biosystems 3Q

November 4, 2020

Now I will turn the call over to John Sprague to detail the third quarter financials.

John Sprague

Thank you, John.

Total revenue for the third quarter of 2020 was $5.2 million, an increase of 213% compared to the prior year period. Product revenue for the third quarter of 2020 was $3.8 million, an increase of 219% compared to the prior year period driven by increased test panel and instrument sales. Research and contribution revenue for the third quarter of 2020 was $1.5 million, an increase of 198% compared to the prior year period driven by increased activity under the BARDA contract.

Costs and operating expenses for the third quarter of 2020 were $15.8 million, an increase of $1.9 million compared to the prior year period, driven by increased cost of product revenue from increased sales and offset by lower research and development and selling, general and administrative expenses.

Net loss for the third quarter of 2020 was $11.3 million, ($0.08) per share, compared to a net loss of $14.2 million, ($0.31) per share in the prior year period.

Total cash, cash equivalents, current and long-term marketable securities, and restricted cash were $61.8 million as of September 30, 2020. We expect working capital will increase compared to prior periods as receivables and inventories increase with higher sales.

To reiterate the guidance John provided earlier, we now expect fourth quarter 2020 total revenue to be between $8.7 million to $9.7 million, including product revenue between $7.2 million to $8.2 million and research and contribution revenue of approximately $1.5 million. In the U.S. we expect a minimum of 32 T2Dx Instruments will be sold in the fourth quarter of 2020.

T2 Biosystems 3Q

November 4, 2020

Thank you and back to John Sperzel for closing remarks.

John Sperzel

The third quarter was transformational for T2 Biosystems as we continue our growth as a commercially driven, customer-focused company. We achieved record sales during the quarter, grew our U.S. installed base of T2Dx Instruments by nearly 70 percent, saw strong demand from U.S. hospitals for our COVID-19 molecular diagnostic test, and have commitments from customers to adopt our products that have positioned us for long-term success.

We entered the fourth quarter with strong demand for our products, and we are excited about the future of T2 Biosystems and confident in our ability to lead the molecular diagnostic sepsis testing market. We look forward to providing updates on our progress in the future.

We will now open it up to questions. Operator?